Exhibit 99.1

LENZ Therapeutics Reports First Quarter 2026 Financial Results and Recent Corporate Highlights
Q1 2026 total revenue of $1.9 million, including $1.7 million in VIZZ® product sales
Approximately 46,000 paid prescriptions filled and over 10,000 prescribing eye care professionals from launch through Q1 2026
Together with Sarah Jessica Parker, launched the DTC campaign in Q1 2026
Expanded sales force on-track to be fully deployed by the end of Q2 2026
Management to host conference call today, May 11, 2026, at 4:30 p.m. EDT
SAN DIEGO, CA – May 11, 2026 – LENZ Therapeutics, Inc. (Nasdaq: LENZ or “LENZ” or the “Company”), a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only aceclidine-based eye drop for the treatment of presbyopia, today reported financial results for the first quarter ended March 31, 2026 and recent corporate highlights.
“We have made significant progress in the early quarters of launch driving high ECP awareness, growing prescriber experience and confidence with VIZZ, and have started to build consumer awareness and engagement through our DTC campaigns as we establish a new market for the treatment of presbyopia,” said Eef Schimmelpennink, President and Chief Executive Officer of LENZ Therapeutics. “VIZZ is delivering the kind of real-world efficacy we believed it could, and the early refill dynamics we are seeing continue to reinforce our confidence in the long-term opportunity. Looking ahead, we are focused on helping ECPs integrate VIZZ seamlessly into their practices, improving the patient path from awareness to activation, and continuing to drive adoption as we build this exciting treatment category.”
First Quarter 2026 and Recent Corporate Highlights
Commercial Launch
•Q1 2026 product revenues of $1.7 million on approximately 25,000 paid prescriptions of VIZZ®, a 19% increase over Q4 2025.
•Approximately 46,000 paid prescriptions filled from launch through Q1 2026 representing approximately 1.2 million daily doses sold.
•Broad uptake by eye care professionals (“ECPs”), with over 10,000 unique prescribers from launch through Q1 2026, with approximately 60% prescribing multiple times.
•To support growing demand and broad prescriber base, LENZ is expanding its sales force from 88 to 117 territories, increasing the frequency and reach of ECP engagement. The expanded sales force is expected to be fully deployed by the end of Q2 2026.
•In April 2026, launched ECP direct sales initiative, enabling ECPs to sell and dispense VIZZ directly out of their practice (where permitted), reducing the time from prescription to order fulfillment and increasing consumer convenience.
Direct-to-Consumer Campaign Driving Awareness
•In January 2026, launched the “Tired of Reading Glasses” direct-to-consumer (“DTC”) campaign featuring brand spokesperson Sarah Jessica Parker to drive consumer awareness across omni-channel digital platforms.

•Strong initial consumer engagement, with VIZZ.com website traffic increasing as much as 10x following national media activations.
•Launched pilot expansion of DTC campaign into network and cable television advertising in select markets in April 2026.
Advancing Global Commercialization Strategy and Expanding International Partnerships
•LENZ submitted its Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in March 2026 and to the Medicines and Healthcare products Regulatory Agency (MHRA) in April 2026 for VIZZ, for the treatment of presbyopia in Europe and the UK, respectively. These submissions represent the fifth and sixth ex-U.S. regulatory filings for VIZZ.
•In January 2026, LENZ announced an exclusive distribution agreement with Lunatus for the Middle East. Under the terms of the agreement, LENZ received an upfront payment of approximately $0.2 million, and will receive regulatory and commercial milestones, and a significant share of regional revenue through a pre-determined minimum product supply price. This agreement represents the Company’s fourth ex-U.S. commercialization partnership for VIZZ.
Financial Results for Three Months Ended March 31, 2026
Cash Position: Cash, cash equivalents and marketable securities were $258.4 million as of March 31, 2026, which is anticipated to fund operations to post-launch positive cash flow.
Product Sales, net: Product sales, net was $1.7 million for the three months ended March 31, 2026, driven by approximately 25,000 paid and filled monthly prescriptions in the period. We had no product sales during the three months ended March 31, 2025.
License Revenue: License revenue was $0.2 million for the three months ended March 31, 2026 due to the upfront payment associated with the Lunatus exclusive distribution agreement. There was no license revenue recognized in three months ended March 31, 2025.
Cost of Sales: Cost of sales was $1.1 million for the three months ended March 31, 2026, comprised primarily of non-recurring events resulting in a charge to cost of sales in the quarter related to a manufacturing process transition and unrelated to product sales. Direct product cost of sales in connection with the sales of VIZZ for the three months ended March 31, 2026 was immaterial. There was no cost of sales during the three months ended March 31, 2025.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $45.0 million for the three months ended March 31, 2026, compared to $11.1 million during the same period in 2025, primarily driven by our planned launch investment, with increases in commercial marketing, advertising, sales infrastructure expenses, and personnel-related expenses due to a growth in headcount, including the hiring of our sales force. These amounts include non-cash stock-based compensation expense of $4.3 million and $1.9 million for the three months ended March 31, 2026 and 2025, respectively.
Research and Development (R&D) Expenses: R&D expenses decreased to zero for the three months ended March 31, 2026, compared to $5.8 million during the same period in 2025 due to the FDA approval of VIZZ in July 2025.
Net Loss: Net loss for the three months ended March 31, 2026 was $41.5 million, or $1.32 per share (basic and diluted) compared to a net loss of $14.6 million, or $0.53 per share (basic and diluted) during the same periods in 2025.

Conference Call Information
The Company will host a conference call and webcast today, Monday, May 11, 2026, at 4:30 p.m. EDT. To participate in the conference call via telephone, dial (800) 715-9871 (Domestic) or (646) 307-1963 (International) and enter code 1358554. The live webcast can be accessed here and on the LENZ Therapeutics website at www.LENZ-tx.com in the Investors & Media section. A replay of the webcast will be available on the Company’s website for 30 days following the event.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging, impacting the daily lives of nearly all people over the age of 45. As people age, the crystalline lens in their eyes gradually hardens and becomes less able to change shape. This loss of elasticity of the lens reduces the ability of the lens to focus incoming light from near objects onto the retina. Adults over 50 years of age lose, on average, 1.5 lines of near vision every six years. Although the progression of presbyopia is gradual, presbyopes often experience an abrupt change in their daily life as the symptoms become more pronounced starting in their mid-40s, when reading glasses or other corrective aids are suddenly necessary to read text or conduct close-up work. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About VIZZ (aceclidine ophthalmic solution) 1.44%
VIZZ (aceclidine ophthalmic solution) 1.44% is a once-daily eye drop developed to restore clear near vision for up to 10 hours. Aceclidine is the sole active ingredient in VIZZ and provides rapid and durable near vision improvement. VIZZ is preservative-free and provided in single-dose vials. VIZZ is a predominantly pupil selective miotic that interacts with the iris with minimal ciliary muscle stimulation. VIZZ causes contraction of the iris sphincter muscle, resulting in a pinhole effect that extends depth of focus to improve vision. For more information, please visit www.VIZZ.com.
VIZZ Indication and Important Safety Information
INDICATION
VIZZ (aceclidine ophthalmic solution) 1.44% is a prescription eye drop used to treat age-related blurry near vision (presbyopia) in adults.
IMPORTANT SAFETY INFORMATION
•Do not use VIZZ if allergic to any of the ingredients.
•To help avoid potential eye injury or contamination of the product, do not allow the vial tip to touch the eye or any surfaces. Discard the opened vial immediately after use.
•Contact lenses should be removed before using VIZZ. After dosing, contact lenses can be reinserted after 10 minutes.
•If using more than one topical eye medication, the medicines should be administered at least 5 minutes apart.
•Temporary dim or dark vision may be experienced after using VIZZ. Do not drive or operate machinery if vision is not clear.
•Seek immediate medical care if sudden onset of flashing lights, floaters, or vision loss is experienced.
ADVERSE REACTIONS

The most common reported adverse reactions of participants were instillation site irritation (20%), dim vision (16%), and headache (13%). Adverse reactions reported in >5% of participants were conjunctival hyperemia (8%) and ocular hyperemia (7%). The majority of adverse reactions were mild, transient, and self-resolving.
For additional information, please see the full Prescribing Information available at http://www.VIZZ.com/full-prescribing-information.pdf
About LENZ Therapeutics
LENZ Therapeutics is a pharmaceutical company focused on the commercialization of VIZZ® (aceclidine ophthalmic solution) 1.44%, the first and only FDA-approved aceclidine-based eye drop for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is commercializing VIZZ in the United States and continues to establish licensing partnerships internationally to provide access to VIZZ globally. LENZ is headquartered in San Diego, California. For more information, visit www.VIZZ.com and www.lenz-tx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include statements regarding LENZ’s plans to expand its sales force; the ability of LENZ’s sales and marketing activities to increase commercial awareness and adoption of VIZZ; cash runway expectations; the potential market size for VIZZ; its ability to meet patient needs and become standard of care; LENZ commercialization plans, including international partnering plans and expectations under existing commercial arrangements; and the quotations of LENZ management. These statements are based on numerous assumptions concerning VIZZ, target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q to be filed for the quarter ended March 31, 2026 and our subsequent filings with the SEC. We cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ disclaims any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:
Dan Chevallard
LENZ Therapeutics
IR@LENZ-Tx.com

LENZ Therapeutics, Inc.
Selected Balance Sheet Highlights
(in thousands)

	March 31, 2026	December 31, 2025
	(unaudited)
Cash and cash equivalents	$24,772	$25,179
Marketable securities	233,613	267,168
Total assets	272,535	305,876
Total liabilities	26,043	21,537
Total stockholders’ equity	246,492	284,339

LENZ Therapeutics, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Product sales, net	$1,651	$—
License revenue	250	—
Total revenue	1,901	—
Operating expenses:
Cost of sales	1,076	—
Selling, general and administrative	44,960	11,113
Research and development	—	5,818
Total operating expenses	46,036	16,931
Loss from operations	(44,135)	(16,931)
Other income:
Other income (expense)	3	(11)
Interest income	2,644	2,323
Total other income, net	2,647	2,312
Net loss	$(41,488)	$(14,619)
Other comprehensive loss:
Unrealized loss on marketable securities	(692)	(73)
Comprehensive loss	$(42,180)	$(14,692)
Net loss per share, basic and diluted	$(1.32)	$(0.53)
Weighted-average common shares outstanding, basic and diluted	31,352,702	27,526,099